Exhibit 10.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 21, 2009, by and between Ikanos Communications, Inc., a Delaware corporation with headquarters located at 47669 Fremont Blvd., Fremont, CA 94538 (the “Company”), and Tallwood III, L.P., a Delaware limited partnership (“Tallwood III”), Tallwood III Partners, L.P., a Delaware limited partnership (“Tallwood III Partners”), Tallwood III Associates, L.P., a Delaware limited partnership (“Tallwood III Associates”), and Tallwood III Annex, L.P., a Delaware limited partnership (“Tallwood III Annex”) (Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex are together hereinafter referred to as the “Investors” and each individually, an “Investor”).

BACKGROUND

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B. The Investors wish to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) one (1) share of the Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), (ii) twenty four million (24,000,000) shares of the common stock, par value $0.001 per share, of the Company (“Common Stock”) and (iii) warrants, in substantially the form attached hereto as Exhibit A (the “Warrants”), to acquire up to seven million eight hundred thousand (7,800,000) shares of Common Stock (the “Warrant Shares”).

C. The Series A Preferred Share, Common Shares, the Warrants and the Warrant Shares issued pursuant to this Agreement are collectively referred to herein as the “Securities.”

D. Concurrently with the execution and delivery of this Agreement, the Company is entering into an Stockholder Agreement, substantially in the form attached hereto as Exhibit B (the “Stockholder Agreement”), with the Investors with respect to the securities of the Company held from time to time by the Investors, including the Series A Preferred Share, the Common Shares and the Warrant Shares.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Investors’ willingness to enter into this Agreement, certain directors and officers of the Company are entering into agreements, substantially in the form attached hereto as Exhibit C (the “Voting Agreements”), pursuant to which such Persons have agreed, among other things, to vote the shares of Common Stock held by such Persons in favor of the sale and issuance of the Securities, the Charter Amendment and the other transactions contemplated under this Agreement, subject to the terms of the Voting Agreements.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Acquisition Proposal” has the meaning set forth in Section 5.1(a)(iii).

“Acquisition Transaction” has the meaning set forth in Section 5.1(a)(iii).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“BBA Business” has the meaning set forth in the definition of Conexant Asset Purchase Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Capitalization Date” means April 15, 2009.

“Certificate of Designation” means the certificate of designation creating a series of one share of preferred stock designated as Series A Preferred Stock of the Company in the form attached hereto as Exhibit D.

“Charter Amendment” means the amendment to the certificate of incorporation of the Company in the form attached hereto as Exhibit E.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.

“Closing Date” means the date and time of the Closing and shall be the date and time that is mutually agreed to by the Company and the Investors, but no later than three Business Days following the satisfaction or waiver of the conditions to the obligations of the parties hereto in Article VI.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the 24,000,000 shares of Common Stock, which are being issued and sold by the Company to the Investors at the Closing pursuant to the terms of this Agreement.

“Common Stock” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a).

“Company Board Recommendation Change” has the meaning set forth in Section 5.2(b).

“Company Capital Stock” means Common Stock, Company Preferred Stock and any other shares of capital stock, voting securities or other ownership interest, if any, of the Company.

“Company Charter Documents” means the certificate of incorporation and bylaws of the Company, each as amended to date.

“Company Disclosure Letter” has the meaning set forth in Section 3.1.

“Company ESPP” means the Company’s Amended and Restated 2004 Employee Stock Purchase Plan.

“Company Options” means any options to purchase shares of Common Stock outstanding under any of the Company Stock Plans.

“Company Plan” means any and all “employee benefit plans” (within the meaning of Section 3(3) of ERISA and (B) any other employee benefit or compensation plans, policies or agreements, including any bonus, incentive, stock-based compensation, deferred compensation, supplemental executive retirement, employment, termination, severance, retention, non-competition, compensation or change in control arrangements to which the Company or any Company Subsidiary are a party or which are sponsored by the Company or any Company Subsidiary for the benefit of any current or former director or officer of the Company or any Company Subsidiary.

“Company Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company, including the Series A Preferred Stock.

“Company Restricted Stock” means any restricted stock outstanding under any of the Company Stock Plans.

“Company Restricted Stock Units” means any restricted stock units for Common Stock outstanding under any of the Company Stock Plans.

“Company Stock Plans” means (i) the Company’s 1999 Stock Plan, as amended, (ii) the Company’s 2004 Equity Incentive Plan, as amended, (iii) Company ESPP, (iv) the Dorados 2004 Amended and Restated Stock Option Plan, as amended, and (v) the Company’s Stock Option Agreement for Michael Ricci.

“Company Stockholder Meeting” has the meaning set forth in Section 5.3.

“Company Stockholders” means holders of shares of Common Stock in their respective capacities as such.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(v).

“Conexant” has the meaning set forth in the definition of Conexant Asset Purchase Agreement.

“Conexant Asset Purchase Agreement” means that certain Asset Purchase Agreement dated the date hereof, between the Company and Conexant Systems, Inc., a Delaware corporation (“Conexant”) related to the Company’s acquisition of the Broadband Access product line from Conexant (the “BBA Business”).

“Conexant Expenses” means all reasonable out-of-pocket fees and expenses incurred in connection with the Conexant Asset Purchase Agreement and the transactions contemplated thereby, including fees and expenses of financial advisors, legal counsel, consultants, investment bankers, accountants and other advisors.

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Contingent Obligation” has the meaning set forth in Section 3.1(y).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, bond, mortgage, indenture, warranty, purchase order, license, sublicense, assignment or other legally binding instrument, commitment, arrangement or understanding of any kind or character.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Delaware Law” means the applicable provisions of the laws of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Materials” has the meaning set forth in Section 3.1(g).

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“Employee” means any current or former employees of the Company or the Company Subsidiaries.

“Environmental Laws” has the meaning set forth in Section 3.1(bb).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Company Subsidiary and any other person or entity under common control with the Company or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, legal counsel, consultants, investment bankers, accountants and other advisors.

“GAAP” has the meaning set forth in Section 3.1(g).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Materials” has the meaning set forth in Section 3.1(bb).

“HSR Act” has the meaning set forth in Section 3.1(d)(ii).

“knowledge of the Company,” “knowledge” or “the Company’s knowledge” means with respect to any matter in question, the actual knowledge after discussions with employees responsible for the applicable subject matter of the matter in question of the Chief Executive Officer, the Chief Financial Officer, General Counsel, Controller, the Senior Vice President and General Manager, the Vice President of Operations and Corporate Quality, the Vice President of Worldwide Sales and the Vice President of Marketing of the Company.

“Indebtedness” has the meaning set forth in Section 3.1(y).

“Insolvent” has the meaning set forth in Section 3.1(h)(ii).

“Investor Designee” has the meaning set forth in Section 5.17.

“Investors” has the meaning set forth in the Preamble.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Leased Real Property” means all of the premises currently leased, subleased or licensed by or from the Company or its Subsidiaries.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Liens” means any material pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than Permitted Liens.

“Material Adverse Effect” means any result, occurrence, change, event, circumstance, fact or effect (each, an “Effect”) that, individually or in the aggregate with any such other Effects (regardless of whether or not such Effect constitutes a breach of the representations and warranties made by the Company in this Agreement), is or is reasonably likely to be materially adverse to the Company, provided that in determining whether a Material Adverse Effect has occurred, there shall be excluded any Effect on the Company relating to or arising in connection with (i) changes in Legal Requirements or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (provided that such conditions do not have a materially disproportionate impact on the Company), (ii) the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) (provided that such conditions do not have a materially disproportionate impact on the Company, (iii) general business or economic conditions (provided that such conditions do not have a materially disproportionate impact on the Company), (iv) conditions generally affecting the industry in which the Company operates (provided that such conditions do not have a materially disproportionate impact on the Company), (v) the announcement or pendency of the transactions contemplated by any of the Transaction Documents, (vi) the occurrence, announcement or pendency of the transactions contemplated by the Conexant Asset Purchase Agreement, (vii) any failure by the Company to meet any internal projections or analyst estimates (but not the underlying reasons for the failure to meet any internal projections or analyst estimates), and (viii) any action taken by the Company at the written request of the Investors or that the Investors consent to in writing.

“Material Permits” has the meaning set forth in Section 3.1(u).

“Notice Period” has the meaning set forth in Section 5.2(b)(i).

“Order” has the meaning set forth in Section 6.1(b).

“Permitted Liens” means (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement; (ii) Liens for Taxes, assessments and other similar governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vi) Liens that do not materially interfere with the value or the current and continued use or operation of the property subject thereto and Liens against the landlord’s or owner’s interest in any Leased Real Property, expect to the extent caused by the Company or any of the Company Subsidiaries.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

“Preemptive Rights” has the meaning set forth in Section 3.1(e).

“Proxy Filing Date” means 10 calendar days following the earlier of (i) delivery by Conexant of the Required Financial Statements (as defined in the Conexant Asset Purchase Agreement) and (ii) receipt of a complete waiver from the SEC, to the reasonable satisfaction of the Company, with respect to the requirement under applicable Legal Requirements to include the Required Financial Statements and any related pro forma financial statements for the Company’s acquisition of the BBA Business in the Proxy Statement.

“Proxy Statement” means the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (as amended or supplemented).

“Purchase Price” has the meaning set forth in Section 2.1.

“Registration Statement” shall have the meaning set forth in the Stockholder Agreement.

“Regulation D” has the meaning set forth in the Preamble.

“Representative” has the meaning set forth in Section 5.1(a).

“Requisite Stockholder Approval” has the meaning set forth in Section 6.1(a).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation adopted by the SEC having substantially the same effect s such Rule.

“SEC” has the meaning set forth in the Preamble.

“SEC Reports” has the meaning set forth in Section 3.1(g).

“Securities” has the meaning set forth in the Preamble.

“Securities Act” has the meaning set forth in the Preamble.

“Series A Preferred Share” means the one (1) share of Series A Preferred Stock, which is being issued and sold by the Company to Tallwood III Partners at the Closing pursuant to the terms of this Agreement.

“Series A Preferred Stock” has the meaning set forth in the Preamble.

“Shares” means shares of Common Stock.

“Subsidiary” means with respect to any Person (a) a corporation of which fifty percent (50%) or more of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such

Person and one or more other Subsidiaries thereof; (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Charter Documents” means the certificate of incorporation and bylaws, or like organizational documents of each of the Company Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 5.1(a).

“Stockholder Agreement” has the meaning set forth in the Preamble.

“Tallwood III” has the meaning set forth in the Preamble.

“Tallwood III Partners” has the meaning set forth in the Preamble.

“Tallwood III Associates” has the meaning set forth in the Preamble.

“Tallwood III Annex” has the meaning set forth in the Preamble.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, unemployment, disability, excise, real property, personal property, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Returns” means U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes.

“Termination Date” means October 15, 2009; provided, however, that in the event the one hundred five (105) day delivery requirement for the Required Financial Statements (as defined in the Conexant Asset Purchase Agreement) in clause (a) of Section 4.11 of the Conexant Asset Purchase Agreement becomes applicable, the Termination Date shall be November 15, 2009; provided further, that if Conexant exercises the extension contemplated by Section 4.11 of the Conexant Asset Purchase Agreement for the delivery of the Required Financial Statements (as defined in the Conexant Asset Purchase Agreement), then the Termination Date shall automatically be extended by the number of additional days (up to fifteen (15)) by which the time periods specified in clauses (a) and (b) of Section 4.11 of the Conexant Asset Purchase Agreement were extended.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted or traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted or traded on its primary Trading Market, any date on which the Common Stock is listed or quoted or traded on any other Eligible Market (or any respective successor thereto), or (c) if trading ceases to occur on any Eligible Market (or any respective successor thereto), any Business Day.

“Trading Market” means The Nasdaq Global Market or any other Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Voting Agreement, the Stockholder Agreement and the Warrants.

“Transfer Agent” means American Stock Transfer & Trust Company or any successor transfer agent for the Company.

“Warrant Shares” has the meaning set forth in the Preamble.

“Warrants” has the meaning set forth in the Preamble.

“Voting Agreements” has the meaning set forth in the Preamble.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, the Series A Preferred Share, the Common Shares and the Warrants at an aggregate price of forty two million dollars ($42,000,000) (the “Purchase Price”) in the amounts as set forth on Schedule A hereto. The date and time of the Closing and shall be 11:00 a.m., Pacific Time, on the Closing Date. The Closing shall take place at the offices of the Company’s Counsel in Palo Alto, California.

2.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Investors the following:

(i) a stock certificate evidencing the Series A Preferred Share registered in the name of Tallwood III Partners;

(ii) four stock certificates (or copies thereof provided by the Transfer Agent) evidencing the Common Shares registered in the name of the Investors in the amounts set forth opposite each such Investor’s name on Schedule A hereto; and

(iii) four Warrants, issued in the name of the Investors, pursuant to which the Investors shall have the right to acquire the number of Warrant Shares set forth opposite each such Investor’s name on Schedule A hereto.

(b) At the Closing, the Investors shall deliver or cause to be delivered to the Company the Purchase Price in United States dollars and in immediately available funds, by wire transfer to an account designated in writing to the Investors by the Company three Business Days prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in (i) the Company SEC Reports filed with the SEC since January 1, 2008 or (ii) the disclosure schedule delivered by the Company to the Investors on the date of this Agreement (the “Company Disclosure Letter”) (it being understood and hereby agreed that the disclosure set forth in any particular Section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the Company set forth in the corresponding Section or subsection of this Agreement, the Company hereby represents and warrants to the Investors as follows:

(a) Subsidiaries. The Company has no Subsidiaries other than those listed in Schedule 3.1(a) hereto. The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Company Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Company Subsidiary are duly authorized, validly issued and are fully paid, non-assessable and free of Preemptive Rights.

(b) Organization and Qualification. Each of the Company and the Company Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has made available to the Investors a true and correct copy of the Company Charter Documents and Subsidiary Charter Documents, and each such instrument is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Company Charter Documents or Subsidiary Charter Documents, as the case may be. The Company and the Company Subsidiaries are duly qualified to do business and are in good standing (except for entities organized under the laws of any jurisdiction that does not recognize such a concept) as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement.

(i) The Company has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders, subject only to the receipt of the Requisite Stockholder Approval, which approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Legal Requirements and the Company Charter Documents to adopt or approve the Transaction Documents and consummate the transactions contemplated hereby and thereby. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(ii) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (A) declaring that this Agreement, the other Transaction Documents, the issuance and sale of the Securities as provided herein and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company Stockholders, (B) approving the Charter Amendment, the Certificate of Designation, the Transaction Documents and the transactions contemplated hereby and thereby, (C) taking all actions necessary so that the restrictions on business combination and stockholder vote requirements contained in Section 203 of DGCL will not apply with respect to or as a result of the Transaction Documents and the transactions contemplated hereby and thereby; (D) directing that the issuance and sale of the Securities as contemplated hereby, the Charter Amendment, and the other transactions contemplated hereby be submitted to the vote of the Company Stockholders at the Company Stockholder Meeting; and (E) making the Company Board Recommendation.

(iii) The Company has taken all action necessary to exempt the Transaction Documents and the transactions contemplated hereby and thereby from the restrictions on business combinations and voting requirements contained in Section 203 of DGCL. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law applies to the Transaction Agreements and the transactions contemplated hereby and thereby.

(d) No Conflicts; Require Filings and Consents.

(i) The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) subject to the receipt of the Requisite Stockholder Approval in the case of the approval of the Charter Amendment, conflict with or violate any provision of the Company Charter Documents or Subsidiary Charter Documents, (ii) result in any breach of, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, materially affect the rights or obligations of the Company or any Company Subsidiary under, materially alter the rights or obligations of any third party under, give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or result in the creation of a Lien on any of the properties or assets of the Company or a Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any property or asset of the Company or any Company Subsidiary is bound, or affected, except to the extent that such breaches, conflict, default, other occurrences or rights would not reasonably be expected to have a Material Adverse Effect, or (iii) assuming that all consents, filings, approvals, authorizations and other actions described in subsection (b) have been obtained or made, result in a violation of any Legal Requirement or Order to which the Company or a Company Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Investors set forth in Section 3.2 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or a Company Subsidiary is bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

(ii) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of the Transaction Documents, the performance by the Company of the Transaction Documents or the transactions contemplated hereby and thereby, except for: (i) the filing of the Certificate of Designation and the Charter Amendment with the Secretary of State of the State of Delaware, (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, each as set forth in Section 3.1(d)(ii) of the Company Disclosure Letter, (iii) the filing of the Proxy Statement with the SEC, (iv) the filing of such notices as may be required under the Securities Act and such filings as may be required under applicable state securities laws and (v) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.1(d)(ii) of the Company Disclosure Letter.

(e) The Securities. The Securities (including the Series A Preferred Share and the Warrant Shares) are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights (“Preemptive Rights”). The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon exercise of the Warrants. The Company does not have a stockholder rights plan or other “poison pill” arrangement.

(f) Capitalization.

(i) Subject to the Charter Amendment, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) 29,846,616 shares of Common Stock were issued and outstanding, and (B) 572,764 shares of Common Stock were held by the Company as treasury shares. No shares of Company Preferred Stock are outstanding. Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of capital stock of the Company other than pursuant to the exercise of Company Options granted under a Company Stock Plan or pursuant to the purchase of shares under the Company ESPP. No shares of Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of

Company Common Stock are, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement or under a Company Stock Plan will be, when issued pursuant to the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to any Preemptive Rights.

(ii) The Company has reserved 8,137,249 shares of Common Stock for issuance under the Company Stock Plans. As of the Capitalization Date, there were outstanding Company Options to purchase 2,660,763 shares of Common Stock with a weighted average exercise price of $5.76, of which Company Options to purchase 1,721,620 shares of Common Stock were exercisable and Company Options to purchase 1,158,313 shares of Common Stock were vested. As of the Capitalization Date, there were 634,497 Company Restricted Stock Units and 34,293 shares of Company Restricted Stock.

(iii) Except as set forth in this Section 3.1(f), there are no outstanding (A) shares of Company Capital Stock, (B) securities of the Company convertible into or exchangeable for shares of Company Capital Stock and (C) securities, options, warrants, rights, contracts, understandings or similar obligations to which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or voting debt or any securities convertible into such securities, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, right, contract, understanding or obligation. Other than the Company Restricted Stock and Company Restricted Stock Units set forth in this Section 3.1(f), there are no outstanding restricted shares, restricted stock units, stock appreciation rights or similar securities or rights that provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock.

(iv) All outstanding shares of Common Stock, all outstanding Company Options, Company Restricted Stock, Company Restricted Stock Units have been issued and granted in compliance in all material respects with all applicable Legal Requirements. There are not any outstanding Contracts obligating the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock. The Company is not party to any voting agreement and, to the knowledge of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of Company Capital Stock . There are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of Company Capital Stock.

(g) SEC Reports; Financial Statements.

(i) Since January 1, 2007, the Company has filed all registration statements and reports required to be filed by it under the Securities Act and the Exchange Act. Such registration statements and reports required to be filed by the Company under the Securities Act and the Exchange Act, together with any materials filed or furnished by the Company, whether or not any such reports were required being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Company Disclosure Letter, the “Disclosure Materials”. As of their respective filing dates, the SEC Reports filed by the Company complied, or will comply (if filed subsequent to the date hereof and prior to the Closing Date), in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and any successor rules or regulations thereto, and none of the SEC Reports, when filed by the Company, contained, or will contain (if filed subsequent to the date hereof and prior to the Closing Date), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except to the extent corrected by an SEC Report filed subsequently but prior to the date hereof (or, in the case of SEC Reports filed subsequent to the date hereof but prior to the Closing Date, except to the extent corrected by an SEC Report filed prior to the Closing Date). The financial statements of the Company included in the SEC Reports comply, or will comply (if included in SEC Reports filed subsequent to the date hereof and prior to the Closing Date), in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(ii) There are no outstanding or unresolved comments received by the Company from the SEC.

(h) No Changes; Undisclosed Liabilities.

(i) Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in Schedule 3.1(h) hereto, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company and the Company Subsidiaries have not incurred any material Liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s consolidated financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or changed its auditors, except as disclosed in its SEC Reports, and (iv) the Company has not issued any equity securities to any officer, director or Affiliate of the Company or any Company Subsidiary.

(ii) The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent. For purposes of this Section 3.1(h), “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total Indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(i) Absence of Litigation. Except as disclosed in the SEC Reports or Section 3.1(i) of the Company Disclosure Letter, there is no action, suit, claim, or proceeding, inquiry or investigation, before or by any Governmental Entity pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or their respective properties or assets that has had or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any Order or similar written agreement with any Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect.

(j) Contracts; Compliance.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, each material Contract to which the Company or a Company Subsidiary is a party or by which any of their respective properties and assets is bound is valid, is in full force and effect and is enforceable against each party thereto in accordance with the express terms thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary, nor to the Company’s knowledge, the other parties thereto is in default under, in breach or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a breach, a violation or a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it has breached, is in default under or that it is in violation of, any material Contract to which it is a party or by which it or any of its properties and assets is bound (whether or not such default or violation has been waived).

(ii) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary, (A) is in violation of any Order of any arbitrator or Governmental Entity, or (B) is or has been in violation of any Legal Requirements.

(k) Title to Assets; Real Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries (i) have good and marketable title to all real property owned by them, (ii) have good and marketable title in all personal property owned by them, in each case of (i) and (ii) free and clear of all Liens, except for Permitted Liens. The Company and the Company Subsidiaries do not own any real property. Except as would not reasonably be expected to have a Material Adverse Effect, the Leased Real Property are held by the Company and the Company Subsidiaries, as applicable, under valid and subsisting leases of which the Company and the Company Subsidiaries are in material compliance.

(l) No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(m) No Integration. Neither the Company nor any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions, including under the rules and regulations of any Trading Market. Neither the Company nor any of its Affiliates nor any Person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(n) Investment Company Status. The Company is not an Affiliate of, and is not, and after giving effect to the issuance and sale of Securities, will not be required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) Private Placement. Assuming the accuracy of the representations and warranties of the Investors contained in Section 3.2 and the compliance by the Investors with the provisions set forth herein, the issuance and sale of the Securities in the manner contemplated by the Transaction Documents is exempt from the registration requirements of the Securities Act.

(p) Eligibility for Registration. The Company is eligible to register the Common Shares and the Warrant Shares for resale by the Investors using Form S-3 promulgated under the Securities Act.

(q) Listing and Maintenance Requirements. The Company is listed on The Nasdaq Global Market. The Company has not, in the twelve months preceding the date hereof, received written notice from The Nasdaq Global Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance, in all material respects, with the listing and maintenance requirements of The Nasdaq Global Market. Trading in the Common Stock has not been suspended by the SEC or The Nasdaq Global Market.

(r) Registration Rights. Except as described in Schedule 3.1(r), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

(s) Intellectual Property Rights.

(i) “Intellectual Property Rights” shall mean any or all of the following: (i) patents and applications and registrations therefor and all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof and foreign counterparts thereto (“Patents”); (ii) copyrights (whether or not registered), copyrights registrations and applications therefor, and all other rights corresponding thereto in any works of authorship (including software and firmware) throughout the world including moral and economic rights of authors and inventors, however denominated and regardless of medium of fixation or means of expression (“Copyrights”); (iii) rights in industrial designs and any registrations and applications therefor; (iv) mask work rights and registrations and applications for registration or renewal; (v) trade names, logos, trade dress, slogans, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (vi) trade secrets, business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein (“Trade Secrets”); (vii) domain names and domain name registrations; and (viii) any similar or equivalent rights to any of the foregoing (as applicable) in any jurisdiction worldwide.

(ii) Neither the Company nor any Company Subsidiaries has received written notice challenging the validity, enforceability or scope of any Intellectual Property Rights owned by the Company or a Company Subsidiary (“Company IP”). The Company and the Company Subsidiaries own all right, title and interest in and to the Company IP free and clear of all Liens. To the knowledge of the Company, each registered Trademark, registered Copyright and each Patent (collectively, “Registered IP”) is valid and enforceable. The Company and the Company Subsidiaries are current in their filing requirements as necessary to perfect and maintain their respective Registered IP in accordance with applicable Legal Requirements.

(iii) To the knowledge of the Company, the Company and each of the Company Subsidiaries own or possess sufficient rights to use all Intellectual Property Rights necessary to conduct their businesses as currently conducted, including the design, manufacture, license and sale of all products currently under development or in production. To the knowledge of the Company, the conduct of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or violate the Intellectual Property Rights of any third party. Neither the Company nor any Company Subsidiary has received any written notice from any person alleging infringement, misappropriation or other violation of the Intellectual Property Rights of any third party.

(iv) The Company has made available to the Investors all material licenses to Intellectual Property Rights (other than licenses granted by the Company or a Company Subsidiary in the ordinary course of business or licenses to the Company or a Company Subsidiary for “off-the-shelf” software or technology that are generally commercially available on standard terms) to which Company or any Company Subsidiary is a party, pursuant to which (i) the Company or such Company Subsidiary grants a license or other right to use any Company IP or (ii) any third party licenses or otherwise grants rights to the Company or a Company Subsidiary to use any Intellectual Property Rights owned by such third party (collectively, the “Intellectual Property Agreements”).

(v) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other person the right or option to cause or declare (i) a loss of, or Lien on, any of the Intellectual Property Rights owned by the Company or a Company Subsidiary; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Intellectual Property Agreement; or (iii) the release, disclosure, or delivery of any Company IP to any escrow agent or other person.

(vi) The Company and each of the Company Subsidiaries has taken reasonable measures to protect and preserve the confidentiality of the Trade Secrets owned by the Company or a Company Subsidiary that the Company wishes to maintain as confidential information and all other confidential and proprietary information of the Company and the Company Subsidiaries, including requiring all persons having access thereto to execute written non-disclosure agreements.

(t) Insurance. The Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the same or similar businesses and location in which the Company and the Company Subsidiaries are engaged. All of the material insurance policies of the Company and the Company Subsidiaries are in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

(u) Regulatory Permits. The Company and the Company Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Entities and non-governmental entities necessary to conduct their respective businesses (“Material Permits”), and each Material Permit is in full force and effect, except where the failure to possess such permits does not have or would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(v) Internal Controls; Disclosure Controls. The Company and the Company Subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company. Since December 28, 2008, there have been no significant changes in the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in all material respects.

(w) Sarbanes-Oxley Act. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

(x) Foreign Corrupt Practices. Neither the Company nor any Company Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except where such actions would not have a Material Adverse Effect.

(y) Indebtedness. Neither the Company nor any Company Subsidiaries (i) has any outstanding Indebtedness (as defined below) or (ii) is a party to any Contract relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(z) Employee Relations. (i) Neither the Company nor any Company Subsidiaries is a party to any collective bargaining agreement with any labor organization, trade union or works counsel; (ii) the Company has not received written notice that any labor representation question presently exists, and, to the Company’s knowledge, no petition concerning representation under the National Labor Relations Act, as amended, or other labor or employment law is pending or, to the Company’s knowledge, threatened and (iii) neither the Company nor any Company Subsidiaries, to the Company’s knowledge, employs any member of a union. The Company believes that its relations with its employees are accurately disclosed in all material respects in the SEC Reports. Except as disclosed in the SEC Reports, since December 31, 2007 no executive officer of the Company or any of the Company Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified in writing the Company or any such Company Subsidiary that such officer intends to leave the Company or any such Company Subsidiary or otherwise terminate such officer’s employment with the Company or any such Company Subsidiary.

(aa) Labor Matters. The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(bb) Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(cc) Tax Matters. The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed by any of them and have timely paid all Taxes required to be paid (whether or not shown on such Tax Returns), and the unpaid Taxes of the

Company and the Company Subsidiaries did not, as of the date of the most recent SEC Report, exceed the reserve for Tax liabilities set forth on the face of the balance sheets (rather than in any notes thereto) contained in the such SEC Reports. No material deficiencies for any Taxes have been asserted, assessed or proposed in writing against the Company or any of the Company Subsidiaries, and there are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or the Company Subsidiaries.

(dd) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(ee) Employee Benefits, ERISA.

(i) Section 3.1(ee) of the Company Disclosure Letter sets forth a true and complete list of the material Company Plans. True and complete copies of each of the material Company Plans, amendments thereto and all related service agreements, summaries and summary plan descriptions have been made available to the Investors. Each Company Plan has been administered in accordance with its terms in all material respects, and the Company and each of the Company Subsidiaries and their respective ERISA Affiliates has in all material respects met its obligations (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder.

(ii) None of the Company, any ERISA Affiliate, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability, directly or indirectly with respect to (A) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code that covered or has covered any Employee; or (B) any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by law).

(ff) Proxy Statement. The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to any information regarding the Investors that is supplied by the Investors in writing specifically for inclusion in the Proxy Statement. The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and other applicable Legal Requirements.

(gg) Brokers’ and Finders’ Fees. Except for Barclays Capital Inc. pursuant to an engagement letter dated February 21, 2007, as amended, a copy of which engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to the Investors, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(hh) Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc., financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of such opinion, from a financial point of view, the financial terms of the issuance of the Securities pursuant to this Agreement are commercially reasonable to the Company, a written copy of which opinion has been delivered or will be delivered promptly after the date hereof to the Investors for informational purposes only.

3.2 Representations, Warranties and Covenants of the Investors. Except as set forth in the disclosure schedule delivered by the Investors to the Company on the date of this Agreement (the “Investor Disclosure Letter”), each Investor, severally and not jointly, hereby represents, warrants and covenants to the Company as follows:

(a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Investor of the Securities hereunder has been duly authorized by all necessary corporate, partnership or other action on its part. This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(b) No Public Sale or Distribution. Such Investor is (i) acquiring the Series A Preferred Share, the Common Shares and the Warrants, as applicable and (ii) upon exercise of the Warrants will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and such Investor does not have a present arrangement to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, such

Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the FINRA or an entity engaged in the business of being a broker dealer. Except as otherwise disclosed in writing to the on or prior to the date of this Agreement, such Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

(d) Experience of the Investor. Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities and has so evaluated the merits and risks of such investment. Such Investor understands that it must bear the economic risk of this investment in the Securities indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(e) Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; and (ii) access to information (other than material non-public information) about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f) No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which such Investor is a party, or (iii) result in a violation of any Legal Requirements (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such violations that do not otherwise affect the ability of such Investor to consummate the transactions contemplated hereby.

(h) Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(i) Availability of Funds. On the Closing Date, such Investor will have immediately available funds in cash that will be sufficient to fulfill its obligations under Article II. Such Investor is not aware of any reason why the funds sufficient to fulfill its obligations under Article II will not be available on the Closing Date upon request of its limited partners.

(j) Ownership of Company Capital Stock. As of the date of this Agreement, such Investor does not beneficially own any shares of Common Stock. Neither such Investor nor any of its respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Capital Stock (other than as contemplated by this Agreement).

(k) Brokers or Finders. Except for Morgan Stanley, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, such Investor or any of its Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(l) Prohibited Transactions. Such Investor does not own, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with such Investor owns, any securities, including any derivatives, of the Company. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with such Investor will engage, directly or indirectly, in any Short Sales involving the Company’s securities. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE CLOSING DATE

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company shall and shall cause each of the Company Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that the Investors shall otherwise consent in writing, (i) carry on their respective businesses in the usual, regular and ordinary course, in the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay their respective debts and Taxes when due, pay or perform other material obligations when due, and

(iii) use commercially reasonable efforts to: (A) preserve intact their respective material assets, Intellectual Property Rights, present business organizations and maintain satisfactory material business relationships with third parties, including their respective customers, lenders, suppliers, licensors, licensees and distributors, (B) keep available the services of its directors, officers and, in the ordinary course of business consistent with past practice, employees, (C) maintain in effect all of their respective Material Permits, and (D) comply in all material respects with all Legal Requirements.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated expressly by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of the Investors, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company shall not take any action that would in the ordinary course of business be approved by the Company Board (or a committee thereof) or the board of directors of any of the Company Subsidiaries, and without limiting the generality of the foregoing, the Company shall not do any of the following, and shall not permit any of the Company Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(ii) Adopt a plan or agreement of, or resolutions providing for, complete or partial liquidation, merger, consolidation, dissolution, restructuring, recapitalization or other material reorganization;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, or convertible into or exercisable for, any capital stock, enter into any agreement with respect to the voting of any capital stock of the Company or any Company Subsidiary, or split, combine or reclassify any capital stock;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any securities of the Company or any Company Subsidiaries, except (A) in connection with dissolution or reorganization of a wholly-owned Subsidiary of the Company in the ordinary course of business and (B) repurchases at cost of Common Stock from Employees upon termination of any such Employee’s service as provided and pursuant to the terms of the applicable Contract;

(v) Issue, sell, deliver, transfer, pledge, dispose of, encumber or subject to any Lien, or amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of, or authorize, agree or commit to issue, sell, deliver, transfer, pledge, dispose of, encumber or subject to any Lien, or amend the terms of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or any Company Subsidiaries (including any preferred stock of the Company or any Company Subsidiaries), or any securities convertible into or exchangeable for any such securities, except for (A) the issuance and sale of shares of Common Stock pursuant to Company Options outstanding prior to the date hereof in accordance with the applicable Company Option’s terms in effect on the date of this Agreement, (B) grants of Company Restricted Stock Units, Company Restricted Stock or Company Options to newly hired employees in the ordinary course of business consistent with past practice issued with a per share exercise price that is no less than the then-current market price of a share of Common Stock, and (C) issuances of shares of Common Stock to participants in the Company ESPP pursuant to the terms thereof;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, whether in whole or in part, or otherwise acquire or agree to acquire any material assets outside the ordinary course of business consistent with past practice;

(vii) Sell, lease, license, encumber, subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets of the Company or any Company Subsidiary except (A) the sale, lease or disposition of immaterial property or assets of the Company and the Company Subsidiaries, or (B) the sale and distribution (directly and indirectly) of products and services in the ordinary course of business consistent with past practice;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances made in the ordinary course of business;

(ix) Incur, assume or amend the terms of, any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the financing of ordinary course trade payables consistent with past practice;

(x) (A) Take any action to waive any material benefits of, or agree to modify in any respect materially adverse to the Company, or fail to enforce any standstill or similar Contract, or (B) waive any standstill or similar Contracts, in each case to which the Company or any of the Company Subsidiaries is a party;

(xi) Amend, modify or terminate the Conexant Asset Purchase Agreement or waive any condition to closing therein; or

(xii) Authorize, agree or commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Acquisition Proposals.

(a) No Solicitation.

(i) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7.1 and the Closing Date, the Company and the Company Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or investment bankers, attorneys or other agents or representatives (collectively, “Representatives”) retained by any of them to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than the Investors or any designees of the Investors) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than the Investors or any designees of the Investors), in any such case with the intention of permitting the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) approve any transaction under, or any Person other than the Investors becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction; provided, however, that notwithstanding the foregoing, prior to the receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through agents or other representatives, (A) participate or engage in discussions or negotiations with any Person that has made after the date of this Agreement (and not withdrawn) a bona fide written unsolicited Acquisition Proposal that does not result from or out of a breach of this Section 5.1, and that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (B) furnish to any such Person that has made after the date of this Agreement (and not withdrawn) a bona fide written unsolicited Acquisition Proposal that does not result from or out of a breach of this Section 5.1, and that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the preceding clauses (A) or (B), (1) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, (2) at least three Business Days prior to participating or engaging in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives the Investors written notice of the identity of such Person and all the material terms of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to the Investors to the extent such information has not been previously furnished by the Company to the Investors.

(ii) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1 by any Company Subsidiary or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. The Company shall, and shall cause its Subsidiaries to, cease immediately and to cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Person other than the Investors conducted prior to the date hereof with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Person (or its agents or advisors) in possession of non-public information in respect of the Company or any Company Subsidiaries that was furnished by or on behalf of the Company and the Company Subsidiaries to return or destroy (and confirm destruction of) all such information.

(iii) For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal by the Investors) to engage in an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such purchase or other acquisition, or any tender offer (including a self-tender) or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, lease, license (other than licenses in the ordinary course of business), transfer, acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by any of the lesser of book or fair market value thereof, consolidated revenue or net income of the Company and the Company Subsidiaries taken as a whole); (iv) a liquidation, dissolution, extraordinary dividend, corporate reorganization or other winding up of the Company and the Company Subsidiaries, taken as a whole; or (v) any other transaction, or agreement that would cause the issuance of the Securities pursuant to this Agreement to be impossible or impractical. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written unsolicited Acquisition Proposal that did not result from or arise out of a breach of Section 5.1 with respect to which the Company Board shall have determined in good faith (after consultation with a financial advisor and its outside legal counsel and after taking into account, among other things, all of the terms and conditions of such Acquisition Transaction) that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the Company Stockholders (in their capacity as such) than the transaction contemplated by the Transaction Documents (including any changes to the terms of this Agreement proposed by the Investors in response to such Superior Proposal); provided, that for purposes of the definition of “Superior Proposal,” clause (i) in the definition of “Acquisition Proposal” shall read as follows: “(A) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such purchase or other acquisition, or (B) any tender offer (including a self-tender) or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or any of the Company Subsidiaries outstanding as of the consummation of such tender or exchange offer, in either clause (A) or (B) for aggregate consideration at least equal to or greater than the Purchase Price.”

(b) Notification of Unsolicited Acquisition Proposals. In addition to the obligations of the Company set forth in Section 5.1(a), the Company shall promptly notify the Investors if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) of any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, all material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep the Investors reasonably informed of the status and all material terms of any such Acquisition Proposal, request or inquiry.

5.2 Company Board Recommendation.

(a) Subject to the terms of Section 5.2(b) and Section 5.2(c), the Company Board shall unanimously recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof shall (i) fail to make, withhold, withdraw, amend or modify in a manner adverse to the Investors, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to the Investors, the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Common Stock within ten Business Days after the commencement of such offer, (iv) make a public statement inconsistent with the Company Board Recommendation unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such public statement would be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”). Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if following receipt of and on account of a Superior Proposal, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law; provided that prior to effecting such Company Board Recommendation Change, (i) the Company Board shall give the Investors at least four Business Days advance notice thereof (the “Notice Period”) (which notice and any notice provided under Section 7.1(f), as well as the actions giving rise to such notice, shall not by themselves be deemed to be a Company Board Recommendation Change), (ii) the Company shall attach to such notice the most current version of the proposed agreement relating to such Superior Proposal (which version or summary thereof shall be updated on a prompt basis) and the identity of the Person making the Superior Proposal, (iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Investors in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Investors, in their discretion, propose to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least forty-eight hours remains in the Notice Period subsequent to the time the Company notifies the Investors of any such material revision (it being understood that there may be multiple extensions) and (iv) the Investors do not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with outside legal counsel) in order to fulfill its fiduciary duties to the Company Stockholders under Delaware Law; provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article VII.

5.3 Company Stockholder Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the approval of the Charter Amendment, issuance of Securities pursuant to this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are insufficient shares of the Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Legal Requirements or a request from the SEC or its staff, or (iii) the Company determines in good faith (after consultation with outside legal counsel and approval of the Investors, where such approval will not be unreasonably withheld, delayed or conditioned) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change). Subject to Section 5.2(b), the Company shall solicit from the Company Stockholders proxies in favor of the Charter Amendment and the issuance of securities pursuant to the Transaction Documents in accordance with Delaware Law, shall submit the Charter Amendment and the issuance of the Securities pursuant to the Transaction Documents for a vote of the Company Stockholders at the

Company Stockholder Meeting and shall use commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting. Unless this Agreement is earlier terminated pursuant to Article VII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of voting upon the Charter Amendment and the issuance of the Securities in accordance with the DGCL, and shall submit the Charter Amendment and the issuance of securities pursuant to this Agreement for a vote of the Company Stockholders at the Company Stockholder Meeting, whether or not (i) the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it, or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to or received by the Company or the Company Stockholders. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of Company Stockholders any Acquisition Proposal prior to the vote of the Company Stockholders with respect to the Charter Amendment and the issuance of securities pursuant to this Agreement at the Company Stockholder Meeting. The notice of such Company Stockholder Meeting shall state that a resolution to adopt this Agreement and the Charter Amendment shall be considered at the Company Stockholder Meeting and no other matters shall be considered or voted upon at such meeting without the Investors’ prior written consent.

5.4 Confidentiality. The parties acknowledge that the Company and the Investors have previously executed a Confidential Disclosure Agreement dated June 11, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and, each of the Investors and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, the Investors and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Investors and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the issuance of Securities pursuant to this Agreement set forth in Article VI to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Investors shall cooperate with one another (x) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (y) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.7 Proxy Statement. The Company shall prepare, and the Company shall file with the SEC, the Proxy Statement by the Proxy Filing Date for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting; provided that prior to filing the Proxy Statement, the Company will provide drafts of thereof to the Investors, will give the Investors reasonable time to review and comment thereon and will include any reasonable comments made by the Investors in the Proxy Statement. Subject to applicable Legal Requirements, the Company shall use its best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement (but in no event later than five Business Days following clearance of the Proxy Statement by the SEC). The Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto, and, to the extent permitted by Legal Requirements, correspond or otherwise communicate in any material respect with the SEC or its staff with respect to the Proxy Statement without providing the Investors a reasonable opportunity to review and comment thereon or participate therein. The Company shall (i) as promptly as practicable after receipt thereof, provide the Investors and their counsel with copies of any written comments, and advise the Investors and their counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) include in the Company’s written response to such comments any comments reasonably proposed by the Investors and their counsel, and (iii) provide the Investors and their counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company shall advise the Investors, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement any receipt of comments from the SEC or its staff on the Proxy Statement or any receipt of a request by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholder Meeting, any information relating to the Company or any of its respective partners, members, stockholders, directors, or officers, should be discovered by the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Unless this Agreement is earlier terminated pursuant to Article VII or the Company Board shall effect a Company Board Recommendation Change pursuant to the terms of Section 5.2(b), the Company shall include the Company Board Recommendation in the Proxy Statement.

5.8 [Reserved.]

5.9 Furnishing of Information. Until the date that the Investors owning Shares or Warrant Shares may sell all of them under Rule 144 of the Securities Act (or any successor provision), the Company shall use its best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of this Section 5.9.

5.10 Integration. The Company shall not, and shall use its commercially reasonably efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

5.11 Reservation of Securities. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations to issue such Common Shares and Warrant Shares under the Transaction Documents. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations to issue such Common Shares and Warrant Shares under the Transaction Documents, the Company shall take such actions as may be required to increase the number of authorized shares.

5.12 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Securities to consummate the transaction contemplated in the Conexant Asset Purchase Agreement and for any other purpose validly authorized by the Company’s Board of Directors and/or stockholders.

5.13 Reporting Status; Listing of Common Stock. Throughout the period during which the Registration Statement is effective, the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock on the Nasdaq Global Market, and to cause all of the Common Shares and the Warrant Shares to be listed on the Nasdaq Global Market as of the Closing Date. The Company further agrees, if the Company applies to have the Common Stock traded on any national securities exchange other than the Nasdaq Global Market it will include in such application all of the Common Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Common Shares and Warrant Shares to be listed on such other national securities exchange as promptly as possible.

5.14 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Investors. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Investors at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Investors.

5.15 Access to Information. The Company will afford the Investors and the Investors’ accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Closing Date; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) based on the advice of the Company’s outside counsel, access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of the Company Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to the Investors, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises in writing against such exchange. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 5.15 shall be subject to the Confidentiality Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by the Investors or any of their financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.15. Any investigation conducted pursuant to the access contemplated by this Section 5.15 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or knowingly create a risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries. Any access to any of the Company’s offices shall be subject to the Company’s reasonable security measures, the requirements of the applicable lease and insurance requirements and shall not include the right to perform any “invasive” testing.

5.16 Section 16. The Company agrees that it will not, prior to the date that is six (6) months from the Closing Date, consummate a merger or other consolidation that could result in short swing liability under Section 16 of the Exchange Act for the Investors; provided, however, that the foregoing shall not preclude the Company from entering into a definitive agreement with respect to such merger or other business combination.

5.17 Board Representation. Promptly after the date of this Agreement, the Company shall take all necessary corporate action to cause the Company Board to be comprised of seven (7) members on of the Closing Date, including causing each of the Persons designated by the Investors as set forth on Schedule 5.17 (the “Investor Designees”) to be appointed to the Company Board as of the Closing so that the composition of the Company Board immediately after the Closing is as set forth on Schedule 5.17.

5.18 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Legal Requirements are or become applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and the Investors shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Legal Requirements on this Agreement and the transactions contemplated hereby.

5.19 Notice of Certain Events. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Closing Date, subject to applicable Legal Requirements, the Company shall consult in good faith on a reasonably regular basis with the Investors to report material (individually or in the aggregate) operational developments, the status of relationships with customers and resellers, the status of ongoing operations and other matters reasonably requested by the Investors pursuant to procedures reasonably requested by the Investors; provided that (i) no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, and (ii) nothing herein shall obligate the Company to disclose any information that in the good faith opinion of the Company could be considered a potential violation of any applicable Legal Requirements relating to antitrust matters. The Company shall promptly advise the Investors orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Transaction Documents, the issuance and sale of the Securities and the other transactions contemplated hereby and thereby and shall keep the Investors reasonably informed regarding any such litigation. The Company shall give the Investors the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider the Investors’ views with respect to such litigation. Each of the Company and the Investors shall promptly, following knowledge thereof, notify the other of:

(a) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably expected to cause the conditions set forth in Section 6.2(a) or Section 6.3(a) not to be satisfied;

(b) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in the time and manner described herein that would cause the conditions set forth in Section 6.2(b) or Section 6.3(b) not to be satisfied;

(c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Documents; and

(e) any notice or other communication from any party to any material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with the Company or any of the Company Subsidiaries as a result of the transactions contemplated by the Transaction Documents;

provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice, and provide further that any failure of the Company to provide notice pursuant to this Section 5.19 shall not cause the condition set forth in Section 6.3(b) to not be satisfied if the Company shall promptly provide such notice upon knowledge of such failure.

5.20 Certificate of Designation. Promptly after the date hereof, the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

5.21 Certain Agreements. Each of the Company and the Investors agree that it shall operate in good faith hereunder and shall not amend this Agreement in order to provide for the termination of this Agreement upon their mutual agreement. The Company and the Investors acknowledge and agree that this Section 5.20 is intended to be in addition to the rights otherwise available to Conexant pursuant to the Conexant Asset Purchase Agreement, and shall operate for the benefit of and shall be enforceable by, Conexant, which is an intended third party beneficiary of this Section 5.20.

5.22 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Notwithstanding the foregoing, if at any time (1) the Certificate of Designation or any portion thereof is found to be invalid or ineffective, (2) the Company takes the position that the Certificate of Designation or any portion thereof is invalid or ineffective and refuses to permit the holder of the Series A Preferred Share to exercise any right provided for therein or (3) for any other reason the holder of the Series A Preferred Share otherwise does not receive all of the rights and benefits contemplated by the Certificate of Designation, then the Company shall take all such other action as may be requested by the Investors that is required to cause the Investors to receive, to the maximum extent permitted by law, the rights and benefits the Investors anticipated the holder of the Series A Preferred Share would receive under the Certificate of Designation.

ARTICLE VI

CONDITIONS

6.1 Conditions to the Obligations of Each Party to Perform its Obligations Under this Agreement. The respective obligations of each party to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have obtained the affirmative vote of the holders of a majority of the outstanding shares of its Common Stock to approve the Charter Amendment and the affirmative vote of a majority of the votes cast at the Company Stockholder Meeting (at which a quorum is present) to approve the issuance of the Securities (together, the “Requisite Stockholder Approval”).

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, judgment, ruling or any other order (each, an “Order”) which (i) is in effect and (ii) has the effect of preventing or making the issuance of the Securities pursuant to the Transaction Documents illegal.

(c) Conexant Asset Purchase. Each of the conditions to closing of the transactions contemplated by the Conexant Asset Purchase Agreement shall have been satisfied.

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the issuance of the Securities under the Transaction Documents shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement shall be true and correct when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or the ability of the Investors to fully perform their respective covenants and obligations under this Agreement, (ii) for changes required or specifically provided for by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Investors to fully perform their respective covenants and obligations under this Agreement.

(b) Agreements and Covenants. The Investors shall have performed or complied in all material respects with their agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of the Investors, validly executed for and on behalf of the Investors and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Proceedings. There shall not be pending any suit or litigation challenging or seeking to restrain or prohibit the issuance of the Securities under the Transaction Documents or any of the other transactions contemplated by the Transaction Documents.

6.3 Additional Conditions to the Obligations of the Investors. The obligations of the Investors to consummate and effect the issuance of the Securities under the Transaction Documents shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Investors:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect, (ii) for changes required or specifically provided for by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.3(a), all “Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. The Investors shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect or a “Seller Material Adverse Effect” (as defined in the Conexant Asset Purchase Agreement).

(e) Proceedings. There shall not be pending any suit or litigation (i) challenging or seeking to restrain or prohibit the consummation of the issuance of the Securities pursuant to the Transaction Documents or (ii) with a reasonable likelihood of an adverse judgment and seeking to prohibit or limit in any material respect the Investors’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any Company Subsidiaries.

(f) Board of Directors. The Company Board (which shall have seven (7) members as of the Closing) shall have appointed, effective as of the Closing the Investor Designees to serve on the Company Board in the capacity set forth on Schedule 5.17 such that the composition of the Company Board is as set forth on Schedule 5.17.

(g) Stockholder Agreement. The Stockholder Agreement shall be in full force and effect.

(h) Charter Amendment. The Charter Amendment and the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be effective.

(i) Nasdaq; Trading. The Company shall have filed with Nasdaq a true and complete Notification Form: Listing of Additional Shares covering the Common Shares and the Warrant Shares. No stop order or suspension of trading shall have been imposed by Nasdaq or the SEC or any other Governmental Entity with respect to public trading in the Common Stock.

(j) Certified Resolutions. The Investors shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying the resolutions (A) duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and the Transactions contemplated hereby and thereby, including the issuance and sale of the Securities, the filing of the Certificate of Designation, the Charter Amendment, and the appointment of the Investor Designees to the Company Board, and (B) duly adopted by the Company Stockholders at the Company Stockholder Meeting authorizing the issuance and sale of the Securities and the filing of the Charter Amendment.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Notwithstanding the prior approval by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the issuance of the Securities pursuant to the Transaction Documents may be abandoned at any time prior to the Closing Date (it being agreed that the party hereto terminating this Agreement pursuant to this Section 7.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by either the Investors or the Company, if the issuance of Securities shall have not been consummated by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or has been the principal reason for any of the conditions to the issuance of the Securities set forth in Article VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(b) by either the Investors or the Company, if consummation of the issuance of securities would violate any non-appealable final Order of any Governmental Entity having competent jurisdiction or if there shall be enacted any law or regulation that makes consummation of the issuance of securities illegal or otherwise prohibited;

(c) by either the Investors or the Company, if: (i) the Company Stockholder Meeting (including any postponement or adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal for the issuance of Securities pursuant to this Agreement, and (ii) the Requisite Stockholder Approval shall not have been obtained;

(d) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) the Investors shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Investors set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured within thirty days after written notice thereof is received by the Investors or is not capable of being cured by the Termination Date;

(e) by the Investors, in the event that (i) the Investors are not then in material breach of their respective covenants, agreements and other obligations under this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth Section 6.3(a) or Section 6.3(b) and (B) is not cured within thirty days after written notice thereof is received by the Company or is not capable of being cured by the Termination Date;

(f) by the Company, in the event that (i) at least four Business Days prior to terminating this Agreement pursuant to this Section 7.1(f), the Company shall have notified the Investors in writing that the Company Board has received a Superior Proposal, and intends to terminate this Agreement pursuant to this Section 7.1(f) and enter into a definitive agreement with respect to such Superior Proposal immediately following the termination of this Agreement, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Proposal, and otherwise complied with each of the requirements set forth in Section 5.1 and Section 5.2(b) with respect to a Company Board Recommendation Change (it being understood and hereby agreed that such four Business Day period may be the same four Business Day period contemplated by Section 5.2(b) in connection with a proposed Company Board Recommendation Change), and (ii) the Company pays the Investors the Company Termination Fee payable to Investors pursuant to Section 7.3(b)(iii);

(g) by the Investors, in the event that (i) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract relating to any Acquisition Proposal, or (iii) a tender or exchange offer for Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with the Investors and, within ten (10) Business Days after the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Common Stock into such tender or exchange offer;

(h) by either the Company or the Investors in the event that the Conexant Asset Purchase Agreement shall have been terminated pursuant to its terms; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(h) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or has been the principal reason for any of the conditions to the issuance of the Securities set forth in Article VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement, and the failure to consummate the transactions contemplated by this Agreement was the proximate cause of the termination of the Conexant Asset Purchase Agreement; or

(i) by mutual written agreement of the Investors and the Company with the prior written consent of Conexant (it being understood that this Section 7.1(i) is intended to be in addition to the rights otherwise available to Conexant pursuant to the Conexant Asset Purchase Agreement, and shall operate for the benefit of and shall be enforceable by Conexant, which is an intended third party beneficiary of this Section 7.1(i)).

7.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1 this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.4, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, including Section 7.3(b), all Expenses shall be paid by the party incurring such Expenses; provided that the Company shall reimburse the Investors at the Closing by wire transfer of immediately available funds to an account or accounts designated by the Investors for all of the Investors’ Expenses and the Investors’ Conexant Expenses; provided further that in the event of the termination of this Agreement pursuant to Section 7.1(a), 7.1(b), 7.1(e) or 7.1(h), the Company shall pay, within three Business Days of receiving an invoice therefor, by wire transfer of immediately available funds to an account or accounts designated by the Investors, all of the Investors’ Conexant Expenses in an amount no greater than $750,000.

(b) Company Payments.

(i) In the event that this Agreement is terminated by the Investors or the Company pursuant to Section 7.1(c), the Company shall reimburse the Investors for the Investors’ Expenses and the Investors’ Conexant Expenses in an aggregate amount for such Expenses no greater than $1,750,000, within three Business Days of receiving an invoice therefor, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors.

(ii) The Company shall pay to the Investors the Company Termination Fee plus the Investors’ Expenses and the Investors’ Conexant Expenses, in an aggregate amount for such Expenses no greater than $1,750,000 and only to the extent not already paid pursuant to Section 7.2(b)(i) above, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors, within two Business Days after demand by the Investors, in the event that: (A) this Agreement is terminated by the Investors or the Company pursuant to Section 7.1(c); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(c), an Acquisition Transaction shall have been publicly announced or shall have become publicly known and not withdrawn; and (C) within twelve months following the termination of this Agreement pursuant to Section 7.1(c), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f), the Company shall pay to the Investors the Company Termination Fee plus the Investors’ Expenses and the Investors’ Conexant Expenses, in an aggregate amount for such Expenses no greater than $1,750,000, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors, prior to and as a condition to the effectiveness of such termination.

(iv) In the event that this Agreement is terminated by the Investors pursuant to Section 7.1(g), the Company shall pay to the Investors a cash fee equal to the Company Termination Fee plus the Investors’ Expenses and the Investors’ Conexant Expenses, in an aggregate amount for such Expenses no greater than $1,750,000, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investors, within two Business Days after such termination.

(v) For purposes of this Agreement, the “Company Termination Fee” shall mean an amount equal to $2,000,000.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, nor shall it be required to reimburse Investors for their Expenses and their Conexant Expenses in an aggregate amount greater than $1,750,000.

(d) Enforcement. The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. If the Company fails to pay as directed in writing by the Investors, any amounts due to the Investors pursuant to this Section 7.3 within the time periods specified in this Section 7.3, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Investors in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) Effect of Termination, Payment of Company Termination Fee. Upon termination of this Agreement in accordance with its terms, neither party shall have any liability to any other party except (i) in the case of fraud or willful breach, (iii) pursuant to Section 7.3(a), (ii) pursuant to Section 7.3(b), if applicable, or (iii) for the performance or nonperformance of obligations that by their terms are intended to continue notwithstanding such termination. For the avoidance of doubt, in the event that this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g) under circumstances entitling the Investors to receive in the case of Section 7.1(c), the reimbursement of and the payment of expenses pursuant to Section 7.3(a) or in the case of Section 7.1(f) or Section 7.1(g), the Company Termination Fee in each case pursuant to Section 7.3(b), then, upon payment of the expenses pursuant to Section 7.3(a) and/or the Company Termination Fee to the Investors, as the case may be, each in accordance with Section 7.3(b), the Company shall have no further liability to the Investors in connection with this Agreement or the matters forming the basis for such termination, except in the case of fraud or willful breach.

7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors or other governing body, at any time before or after approval of the issuance of the Securities by the stockholders of the Company, provided that after approval of the issuance of the Securities by the stockholders of the Company, no amendment shall be made which by requires further approval by the stockholders of the Company under applicable Legal Requirements without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Investors and the Company.

7.5 Extension; Waiver. At any time prior to the Closing Date, any party hereto, by action taken or authorized by their respective board of directors or other governing body, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. The representations and warranties of the Company and the Investors contained in this Agreement shall terminate on the first (1st) anniversary of the Closing Date. The covenants of the Company and the Investors contained in this Agreement shall terminate at the Closing Date; provided, that the covenants that by their terms are required to be performed in whole or in part following the Closing Date shall survive the Closing Date. The liability of the Company with respect to breaches of representations and warranties in this Agreement shall be limited to $2,100,000. The Confidentiality Agreement shall terminate upon the Closing Date or the termination of this Agreement.

8.2 Entire Agreement. The Transaction Documents, together with Confidentiality Agreement, the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Investors such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

8.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (Pacific Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Pacific Time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

8.4 Construction, Interpretation.

(a) The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(b) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. The Investors may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except that the Investors may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of their respective Affiliates at any time; provided that such transfer or assignment will not relieve the Investors of any of their obligations hereunder.

8.6 Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and the Investors and their respective successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than those persons mentioned in the preceding sentence or otherwise explicitly mentioned in this Agreement, any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

8.7 Governing Law; Venue; Waiver of Jury Trial. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN SANTA CLARA COUNTY, CALIFORNIA FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE INVESTORS, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS) AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

8.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.10 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Michael Gulett
	Name:	Michael Gulett
	Title:	President & Chief Executive Officer

Address for Notice:

Ikanos Communications, Inc.

47669 Fremont Blvd.

Fremont, CA 94538

Facsimile No.: (408) 317-0454

Telephone No.: (510) 438-6202

Attn: Michael Gulett

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert Ishii

Facsimile No.: (415) 947-2099

Telephone No.: (415) 947-2000

COMPANY SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Tallwood III, L.P. Tallwood III Partners, L.P. Tallwood III Associates, L.P.

By:	Tallwood III Management, LLC
Its	General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Tallwood III Annex, L.P.

By:	Tallwood III Annex Management, LLC
Its	General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Address for Notice:
Tallwood Venture Capital
400 Hamilton Avenue, Suite 230
Palo Alto, CA 94301
Facsimile No.: (650) 473-6755
Telephone No.: (650) 473-6750
Email Address: finance@tallwoodvc.com

with a copy to (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Christopher L. Kaufman
Michelle L. Bushore
Facsimile No.: (650) 463-2600
Telephone No.: (650) 328-4600

INVESTOR SIGNATURE PAGE